Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Superior Energy Services, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2012 annual report on Form 10-K of Superior Energy Services, Inc., incorporated by reference herein.

KPMG LLP

New Orleans, Louisiana

June 6, 2013